Filed Pursuant to Rule 424(b)(3)
Registration No. 333-127269

Prospectus Supplement No. 1

(To Prospectus Dated October 26, 2005)

CHENIERE ENERGY, INC.

$325,000,000

2.25% Convertible Senior Notes due 2012

and Shares of Common Stock Issuable Upon Conversion of the Notes

2,000,000 Shares of Common Stock, Par Value $0.003 per Share

This prospectus supplement supplements and should be read in conjunction with the prospectus dated October 26, 2005, relating to the offering for resale of our 2.25% Convertible Senior Notes due 2012, the shares of our common stock issuable upon conversion of the notes and the shares of our common stock that were issued in a private placement in February 2005 to BPU Associates, LLC, or BPU.

The information appearing under the heading “Selling Security Holders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

	Amount of Notes Beneficially Owned ($)	Percentage of Notes Beneficially Owned	Amount of Notes to be Sold ($)(1)	Number of Shares of Common Stock Beneficially Owned(2)(3)	Number of Shares of Common Stock that may be Sold(1)(3)	Number of Shares of Common Stock Upon Completion of Offering (1)
CC Convertible Arbitrage, Ltd. (4)	$500,000	*	$500,000	14,116	14,116	0
CNH CA Master Account, L.P.	3,000,000	*	3,000,000	84,697	84,697	0
Empyrean Capital Fund, LP	4,903,700	1.5%	4,903,700	138,444	138,444	0
Empyrean Capital Overseas Benefit Plan Fund, LTD	939,100	*	939,100	26,513	26,513	0
Empyrean Capital Overseas Fund, LTD	8,157,200	2.5%	8,157,200	230,298	230,298	0
LCG Select, LLC	385,000	*	385,000	10,869	10,869	0
Pond Point Partners Master Fund, Ltd.	500,000	*	500,000	14,116	14,116	0
SG Cowen & Co., LLC (5)	14,000,000	4.3%	14,000,000	395,256	395,256	0

*	Less than 1%
(1)	Because the selling security holders may sell all or a portion of any notes held by them, common stock issuable upon conversion of the notes and any BPU Shares held by them pursuant to the prospectus, an estimate cannot be given as to the number or percentage of notes and common stock that the selling security holders will hold upon execution of any sales. The information presented assumes that all of the selling security holders will fully convert any notes held by them and that the selling security holders will sell all shares of our common stock that they received pursuant to such conversion and all BPU Shares held by them.
(2)	Includes the BPU Shares and shares of common stock issuable upon conversion of the notes.
(3)	Includes the theoretical maximum number of shares of common stock which may be issued upon the conversion of the full amount of notes held by such holder at the initial conversion price of $35.42, which equals a conversion rate of 28.2326 shares per $1,000 principal amount of the notes. This conversion price is subject to adjustment as described under “Description of the Notes—Conversion of Notes” in the prospectus. Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(4)	This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling security holder acquired its notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such selling security holder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which the prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.
(5)	This selling security holder has identified itself as a registered broker-dealer and, accordingly, under the interpretations of the SEC, is an “underwriter” within the meaning of the Securities Act. Please see “Plan of Distribution” in the prospectus for required disclosure regarding these selling security holders.

The sum of the listed principal amount of notes beneficially owned by the selling security holders actually exceeds $325,000,000. We believe that this reflects that one or more selling security holders sold, transferred or otherwise disposed of some or all of their notes without informing us of such transactions, while we received beneficial ownership information from new selling security holders. The maximum aggregate principal amount of notes that may be sold pursuant to the prospectus, including any prospectus supplement, however, will not exceed $325,000,000.

You should carefully review and consider the information under the heading “Risk Factors” beginning on page 5 of the Prospectus and “Cautionary Statement Regarding Forward-Looking Statements” referred to on page iii of the prospectus.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus supplement is April 18, 2006.

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